Exhibit 4.7

TECHNICAL CONSULTING AND SERVICES AGREEMENT

This Technical Consulting and Services Agreement (this “Agreement”) is entered into in Shanghai, the People’s Republic of China (“PRC”) as of __________ by and between the following parties:

(1)                                 Party A: ______________________________
Address: ______________________________; and

(2)                                 Party B: ______________________________
Address: ______________________________

WHEREAS

(1)                                 Party A is a wholly foreign owned enterprise duly incorporated and validly existing under the PRC laws, having the relevant resources to provide Party B with the technical consulting and services.

(2)                                 Party B is a limited liability company duly incorporated and validly existing under the PRC laws.

(3)                                 Party B intends to entrust Party A, and Party A agrees to accept Party B’s entrustment, to provide exclusive technical consulting and related services to Party B by utilizing Party A’s strengths in human resources, technology and information during the term of this Agreement. Party B agrees to only accept such technical consulting and services provided by Party A.

NOW, THEREFORE, Upon mutual consultation, the Parties hereby agree as follows:

1.                                Exclusive Consulting and Service; Sole and Exclusive Rights and Interests

1.1                         During the term of this Agreement, Party A agrees to provide Party B with relevant technical consulting and services (see details in Exhibit 1 attached hereto) as Party B’s exclusive consulting and services provider subject to the terms and conditions hereof.

1.2                         During the term of this Agreement, Party B agrees to hereby irrevocably appoint and designate Party A as its exclusive technical consulting and services provider and agrees to accept the technical consulting and services provided by Party A. Party B further agrees that during the term hereof, it will not accept from any third party, directly or indirectly, any other technical consulting and services the same as or similar to those provided hereunder, nor will Party B enter into any similar service agreement with any third party, unless otherwise agreed by Party A in writing in advance.

1.3                               Party A shall enjoy sole and exclusive rights and interests in any and all rights, ownership, interests and intellectual property rights arising from the performance of this Agreement, including but not limited to copyrights, patent rights, technical know-how, trade secrets, etc., whether developed by Party A or Party B based on Party A’s intellectual property rights. Unless otherwise expressly provided herein, Party B shall have no rights to each of the foregoing.

1.4                               Party A has the right to designate and appoint, at its sole discretion, any of its Affiliates to provide any service set forth herein without obtaining any form of consents or confirmations from Party B. The “Affiliates” referred to in this paragraph shall include, without limitation, __________________________________________________________.

2.                                Calculation and Payment of the Consulting and Service Fee

2.1                               The Parties agree that the consulting and service fees (hereinafter referred to as the “Service Fees”) hereunder shall be determined based upon the services rendered by Party A as entrusted, and Party A may, at its sole reasonable discretion, decide the amount and payment method of the Service Fees payable by Party B. The calculation and payment method of the Service Fees are set out in Exhibit 2 attached hereto.

2.2                               If at any time throughout the existence of this Agreement, Party A decides, at its own reasonable judgment, to adjust the calculation and payment method of the Service Fees for any reason whatsoever, it has the right to notify Party B of such adjustment with a five (5) days’ prior written notice without any need to obtain Party B’s consent.

3.                                Representations and Warranties

3.1                               Party A hereby represents and warrants that:

(1)                                 it is a wholly foreign-owned enterprise duly incorporated and validly existing under the laws of the PRC;

(2)                                 it executes and performs this Agreement within the scope of its corporate power and business; it has obtained necessary corporate action and appropriate authorization and necessary consent and approvals from third parties and government agency, and its execution and performance of this Agreement will not constitute a breach of any restrictions by laws or contracts by which it is bound or affected; and

(3)                                 This Agreement, once executed, constitutes its lawful, effective and binding obligation, which may be enforced pursuant to the terms hereof.

3.2                               Party B hereby represents and warrants that:

(1)                                 it is a limited liability company duly incorporated and validly existing under the laws of the PRC;

(2)                                 it executes and performs this Agreement within the scope of its corporate power and business; it has obtained necessary corporate action and appropriate authorization and necessary consent and approvals from third parties and government agency, and its execution and performance of this Agreement will not constitute a breach of any restrictions by laws or contracts by which it is bound or affected; and

(3)                                 This Agreement, once executed, constitutes its lawful, effective and binding obligation, which may be enforced pursuant to the terms hereof.

4.                                Confidentiality

4.1                               Both Parties acknowledge and confirm that any oral or written materials exchanged by and between the Parties in connection with this Agreement are confidential (the “Confidential Information”). Both Parties shall keep secret of all Confidential Information and not disclose, offer or transfer any such documents to any third party without prior written consent from the other Party, except for such information: (a) as are known or will be known by the public (except by disclosure of the receiving party without authorization); (b) as are required to be disclosed in accordance with applicable laws or stock exchange rules or regulations; or (c) as are required to be disclosed by any Party to its legal counsel or financial consultant for the purpose of the transaction of this Agreement, provided that such legal counsel or financial consultant shall also be subject to the confidentiality obligation similar to that stated hereof. Any disclosure by employees or agencies employed by any Party shall be deemed the disclosure of such Party and such Party shall assume the liabilities for its breach of contract pursuant to this Agreement.

4.2                               Party B further agrees to try its best to take various reasonable measures to keep secret of Party A’s Confidential Information that it may be aware of or have access to due to its acceptance of Party A’s exclusive technical consulting and services. Upon termination of this Agreement, Party B shall, upon Party A’s request, either return to Party A or destroy by itself all the documents, materials or software containing the Confidential Information and shall delete any such Confidential Information from all the relevant memory devices and cease to use such Confidential Information.

4.3                               Both Parties agree that this Article 4 shall survive even if this Agreement is amended, cancelled, terminated or held impractical.

5.                                Party A’s Financial Support

To ensure that the cash flow requirements with regard to the business operations of Party B are met and/or to set off loss accrued during such operations, Party A agrees that it shall, to the extent permitted under PRC law, either by itself or through its designated party, provide financial support to Party B, including without limitation, in the form of entrusted bank loans.

6.                                Compensation Liability for Breach of Contract

6.1                               If either party (“Defaulting Party”) breaches any provision of this Agreement, which causes damage to the other Party (“Non-defaulting Party”), the Non-defaulting Party may notify the Defaulting Party in writing and request it to immediately rectify and correct such breach of contract; if the Defaulting Party fails to take any action satisfactory to the Non-defaulting Party to rectify and correct such breach within fifteen (15) working days upon the issuance of the written notice by the Non-defaulting Party, the Non-defaulting Party may promptly take actions provided in this Agreement or take other remedies in accordance with laws.

6.2                               Party B further agrees to indemnify and hold Party A harmless from any losses, damage, obligations and expenses incurred or arising from the contents of the technical consulting and services that Party B requires Party A to provide, or resulting from any litigations, claims or other requests filed against Party A.

6.3                               Both Parties agree that this Article 6 shall survive even if this Agreement is amended, cancelled, terminated or held impractical.

7.                                Effectiveness and Term

7.1                               This Agreement shall be executed and take effect as of the date first written above. The term of this Agreement is ten (10) years unless early termination occurs in accordance with relevant provisions herein.

7.2                               This Agreement may be automatically extended for another ten (10) years upon its expiry, and may be extended for unlimited number of times thereafter, unless Party A notifies Party B in writing of its disagreement with the extension. Party B may not veto the extension of the term of this Agreement.

8.                                Termination

8.1                               Termination. This Agreement shall remain valid, unless Party A disapproves the extension of the term hereof pursuant to Article 7.2 above or this Agreement is early terminated pursuant to Article 8.2 below.

8.2                               Early Termination.

(1)                                 During the term hereof, in no event shall Party B terminate this Agreement earlier, unless Party A commits gross negligence, fraud or other illegal action, or goes bankrupt. Notwithstanding the foregoing, Party A shall have the right to terminate this Agreement at any time by issuing a thirty (30) days’ prior written notice to Party B.

(2)                                 During the term hereof, if Party B breaches this Agreement, Party A may terminate this Agreement by serving a written notice to Party B if Party B fails to correct its breach within fifteen (15) days upon its receipt of the written notice from Party A specifying the breach.

(3)                                 If during the term provided in Article 7.1 and 7.2 above, the operating term of either Party (including any extension thereof) expires or is otherwise terminated, this Agreement shall terminate upon the termination of such Party, unless such Party has transferred its rights and obligations hereunder according to Article 11 hereof.

8.3                               Survival. After the termination of this Agreement, the respective rights and obligations of the Parties under Articles 4, 6 and 14 shall nonetheless remain valid.

9.                                Force Majeure

9.1                               An “Force Majeure Event” shall mean any event beyond the reasonable anticipation and control of a Party so affected, which are unavoidable even if the affected Party takes a reasonable care, including but not limited to governmental acts, Act of God, fires, explosion, storms, floods, earthquakes, tides, lightning or wars. However, any shortage of credits, funds or financing shall not be deemed as the events beyond reasonable control of the affected Party. The affected Party shall forthwith inform the other Party of the details concerning the exemption of liabilities and the steps that need to be taken to complete discharging such liabilities.

9.2                               In the event that the performance of this Agreement is delayed or interrupted due to the said Force Majeure Event, the affected Party shall be excused from any liability hereunder to the extent of the delayed or interrupted performance, provided, however, that the affected Party shall take appropriate measures to minimize or eliminate the adverse impacts therefrom and strive to resume the performance of this Agreement so delayed or interrupted. The Parties agree to use their best efforts to continue the performance of this Agreement once the said Force Majeure Event disappears.

10.                         Notices

Notices or other communications required to be given by any Party pursuant to this Agreement shall be written in Chinese or English and delivered personally or sent by registered mail, postage prepaid mail, express delivery or facsimile transmission to the addresses of the other Parties set forth below, or to other designated addresses notified by such other Parties to such Party from time to time, or the addresses of other persons designated by such Party. A notice is deemed to be duly served: (a) if delivered personally, upon the delivery; (b) if sent by mail, on the tenth (10th) day after the date when the air registered mail with postage prepaid has been sent out (as is shown on the postmark), or the fourth (4th) day after delivered to the courier service agency; and (c) if sent by facsimile transmission, upon the receipt time as is shown on the transmission confirmation of relevant documents.

If to Party A: _______________________________

Attn: ____________
Address: ________________________________
Phone:          (___) ____________
Fax:                       (___) ____________

If to Party B: _______________________________
Address: ________________________________
Phone:          (___) __________
Fax:                       (___) __________

11.                         Assignment

11.1                        Party B shall not assign its rights and obligations under this Agreement to any third party without prior written consent from Party A.

11.2                        Party B hereby agrees that Party A may assign its rights and obligations under this Agreement as Party A may decide at its sole discretion, and such assignment shall only be subject to a written notice sent to Party B, without subject to its consent. When and as requested by Party A, Party B shall execute with the assignee a supplementary agreement or an agreement substantially the same as this Agreement.

12.                         Entire Agreement and Severability

12.1                        The Parties confirm that this Agreement shall, upon its effectiveness, constitute the entire agreement and common understanding of the Parties with respect to the contents herein and fully supersede all prior verbal and/or written agreements and understandings between the Parties with respect to the contents herein.

12.2                        If any one or more provisions of this Agreement is identified or judged by a court of competent jurisdiction or arbitration authority as void, invalid or unenforceable in any respect according to any laws or regulations, the validity, legality and enforceability of the other provisions hereof shall not be affected or impaired in any way. The Parties shall cease performing such void, invalid or unenforceable provisions and revise those void, invalid or unenforceable provisions only to the extent closest to the original intention thereof to recover its validity or enforceability for such specific facts and circumstances.

13.                         Amendment and Supplement to Agreement

Any amendment and supplement to this Agreement shall be made in writing by the Parties. Any agreements on such amendment and supplement duly executed by both Parties shall be deemed as a part of this Agreement and shall have the same legal effect as this Agreement.

14.                         Governing Law and Dispute Resolution

14.1                        The formation, validity, interpretation, performance and termination of this Agreement and the amendment hereto as well as the resolution of any disputes arising hereunder shall be governed by the PRC laws.

14.2                        Any disputes arising from the interpretation and performance of this Agreement shall first be resolved through friendly consultation among the Parties. In case no settlement can be reached through consultation within thirty (30) days after the request for consultation is made by any Party with a written notice, any Party can submit such disputes to Shanghai International Economic and Trade Arbitration Commission for arbitration in accordance with its then effective rules. The arbitration shall take place in Shanghai. The arbitration proceedings shall be conducted in Chinese. The arbitration award shall be final and binding upon both Parties.

14.3                        If any dispute arises from the interpretation and performance of this Agreement or any dispute is under arbitration, the Parties shall continue to perform their respective rights and obligations hereunder other than those in dispute.

15.                         Miscellaneous

15.1                        The headings contained in this Agreement are for the convenience of reference only and shall not be used to interpret, explain or otherwise affect the meaning of the provisions of this Agreement.

15.2                        The Parties agree to promptly execute such documents, or take such further actions, as are reasonably necessary or beneficial for performing the provisions or achieving the purposes hereof.

15.3                        Any Party’s failure to exercise the rights under this Agreement in time shall not be deemed as its waiver of such rights and would not affect its future exercise of such rights.

15.4                        Any obligations that are incurred or become due arising from this Agreement by the expiry or early termination of this Agreement shall survive the expiry or termination of this Agreement.

15.5                        The exhibits attached hereto shall constitute a component of this Agreement and shall be equally binding as this Agreement.

15.6                        This Agreement is written in Chinese and executed with two (2) originals with the same legal effect.

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties or their respective authorized representatives on the date first above written.

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[This page is execution page]

Party A:

Signature:
Authorized representative:
(stamp)

Party B:

Signature:
Authorized representative:
(stamp)

Exhibit 1: List of Technical Consulting and Services

Subject to the terms and conditions of this Agreement, the Parties hereby agree and confirm that Party A will provide the following technical consulting and services to Party B:

(1)                                 webpage design and content creation for all of the existing and future websites of Party B (including without limitation www.ctrip.com);

(2)                                 research and development of the relevant technology required in connection with Party B’s business operations, including development, design and production of database software for information storage, customer interface software and other related technologies as well as granting license of such technology to Party B;

(3)                                 technology application and implementation for Party B’s business operations, including without limitation master design, installation, commissioning and trial operation of technical systems;

(4)                                 routine maintenance, monitor, commissioning and trouble shooting for Party B’s computer network equipment necessary for its business operations, including prompt input of user information to database, or prompt update of database and regular update of customer interface, as well as other related technical services;

(5)                                 consulting services for procurement of equipment, software and hardware systems necessary for business operations by Party B, including without limitation consulting and advising on selection, installation and commissioning of tool software, application software and technical platform, as well as the selection, type and function of complementary hardware facilities and equipment;

(6)                                 pre-work and on-work training and technical support and assistance for Party B’s employees, including without limitation providing appropriate raining for Party B and its employees on customer services or technologies, sharing knowledge and experience in installation and operation of systems and equipment, assisting to resolve any problem in connection with system and equipment installation and operation, consulting and advising on operation of any other web edition platform and software, and assisting to collect and compile information and contents;

(7)                                 technical consulting and response to enquiries raised by Party B relating to network equipment, technical products and software;

(8)                                 a certain level of staff support at Party B’s request, including without limitation temporarily sending and seconding relevant staff; and

(9)                                 any other services required by Party B for business operations.

Exhibit 2:                                        Calculation and Payment of Services Fee

Subject to the terms and conditions of this Agreement, the Parties hereby agree and confirm that the amount of the Service Fees shall be calculated and paid in the following way:

1.              The Service Fees hereunder shall be calculated on the basis of Party B’s revenue and its relevant operating cost, selling cost, management cost and such other costs, and may be charged:

(1)                                 at a percentage of Party B’s revenue;

(2)                                 at a fixed amount for the service items completed for Party B;

(3)                                 at a fixed amount of loyalty fee for specific software and patents; and/or

(4)         in such other manner as decided by Party A from time to time based on the nature of the service.

2.              Party A shall send to Party B a written confirmation about the Service Fees, and the amount of the Service Fees shall be determined after taking into account:

(1)                           difficulty of the technology and complexity of the services provided by Party A;

(2)                           time required by Party A’s employees to provide the services; and

(3)         contents and commercial value of the services, software or consulting provided by Party A; and/or

(4)         the benchmark price of the similar services on the market.

3.              Party A shall calculate the Service Fees and issue the corresponding invoices to Party B on a fixed period of time basis (monthly, quarterly and such other period as determined by Party A). Party B shall pay the Service Fees to the bank account designated by Party A.

4.              The Service Fees payable by Party B to Party A shall be subject to the payment notice sent by Party A to Party B.

Schedule A

The following schedule sets forth all other similar agreements the registrant entered into with each of its affiliated Chinese entities. Other than the information set forth below, there is no material difference between such other agreements and this exhibit.

VIE	Executing Parties	Execution Date
Shanghai Ctrip Commerce Co., Ltd.	Party A: Ctrip Travel Network Technology (Shanghai) Co., Ltd. Party B: Shanghai Ctrip Commerce Co., Ltd.	December 14, 2015

Shanghai Huacheng Southwest International Travel Agency Co., Ltd.	Party A: Ctrip Travel Network Technology (Shanghai) Co., Ltd. Party B: Shanghai Huacheng Southwest International Travel Agency Co., Ltd.	December 14, 2015

Beijing Ctrip International Travel Agency Co., Ltd.	Party A: Ctrip Travel Information Technology (Shanghai) Co., Ltd. Party B: Beijing Ctrip International Travel Agency Co., Ltd.	December 14, 2015

Shanghai Ctrip International Travel Agency Co., Ltd.	Party A: Ctrip Travel Information Technology (Shanghai) Co., Ltd. Party B: Shanghai Ctrip International Travel Agency Co., Ltd.	February 26, 2016
	Party A: Wancheng (Shanghai) Travel Agency Co., Ltd. Party B: Shanghai Ctrip International Travel Agency Co., Ltd.	February 26, 2016

Shenzhen Ctrip International Travel Agency Co., Ltd.	Party A: Ctrip Travel Information Technology (Shanghai) Co., Ltd. Party B: Shenzhen Ctrip International Travel Agency Co., Ltd.	December 14, 2015

Guangzhou Ctrip International Travel Agency Co., Ltd.	Party A: Ctrip Travel Information Technology (Shanghai) Co., Ltd. Party B: Guangzhou Ctrip International Travel Agency Co., Ltd.	December 14, 2015

VIE	Executing Parties	Execution Date
Chengdu Ctrip Travel Agency Co., Ltd.	Party A: Ctrip Travel Network Technology (Shanghai) Co., Ltd. Party B: Chengdu Ctrip Travel Agency Co., Ltd.	December 14, 2015

Chengdu Ctrip International Travel Agency Co., Ltd.	Party A: Ctrip Travel Information Technology (Shanghai) Co., Ltd. Party B: Chengdu Ctrip International Travel Agency Co., Ltd.	December 14, 2015

Hangzhou Ctrip Travel Agency Co., Ltd.	Party A: Ctrip Travel Information Technology (Shanghai) Co., Ltd. Party B: Hangzhou Ctrip Travel Agency Co., Ltd.	December 14, 2015

Wuhan Ctrip International Travel Agency Co., Ltd.	Party A: Ctrip Travel Information Technology (Shanghai) Co., Ltd. Party B: Wuhan Ctrip International Travel Agency Co., Ltd.	December 14, 2015

Sanya Ctrip International Travel Agency Co., Ltd.	Party A: Ctrip Travel Information Technology (Shanghai) Co., Ltd. Party B: Sanya Ctrip International Travel Agency Co., Ltd.	December 14, 2015

Nantong Tongcheng Information Technology Co., Ltd.	Party A: Ctrip Travel Network Technology (Shanghai) Co., Ltd. Party B: Nantong Tongcheng Information Technology Co., Ltd.	December 14, 2015

Shanghai Souzhen Information Technology Co., Ltd.	Party A: Ctrip Travel Network Technology (Shanghai) Co., Ltd. Party B: Shanghai Souzhen Information Technology Co., Ltd.	December 14, 2015

Lijiang Ctrip Travel Agency Co., Ltd.	Party A: Ctrip Travel Information Technology (Shanghai) Co., Ltd. Party B: Lijiang Ctrip Travel Agency Co., Ltd.	December 14, 2015

VIE	Executing Parties	Execution Date
Shanghai Ctrip Intelligent Tourism Commerce Consulting Co., Ltd.	Party A: Ctrip Travel Information Technology (Shanghai) Co., Ltd. Party B: Shanghai Ctrip Intelligent Tourism Commerce Consulting Co., Ltd.	December 14, 2015

Ctrip Insurance Agency Co., Ltd.	Party A: Ctrip Travel Network Technology (Shanghai) Co., Ltd. Party B: Ctrip Insurance Agency Co., Ltd.	December 14, 2015

Chongqing Ctrip Travel Agency Co., Ltd.	Party A: Ctrip Travel Information Technology (Shanghai) Co., Ltd. Party B: Chongqing Ctrip Travel Agency Co., Ltd.	December 14, 2015

Nanjing Ctrip International Travel Agency Co., Ltd.	Party A: Ctrip Travel Information Technology (Shanghai) Co., Ltd. Party B: Nanjing Ctrip International Travel Agency Co., Ltd.	December 14, 2015

Shanghai Kehui Investment Consulting Co., Ltd.	Party A: Ctrip Travel Network Technology (Shanghai) Co., Ltd. Party B: Shanghai Kehui Investment Consulting Co., Ltd.	December 14, 2015

Chengdu Tufeng International Travel Agency Co., Ltd.	Party A: Chengdu Ctrip Travel Tufeng Technology Co., Ltd. Party B: Chengdu Tufeng International Travel Agency Co., Ltd.	December 30, 2013

Shanghai Jitu Information Technology Co., Ltd.	Party A: Ctrip Travel Network Technology (Shanghai) Co., Ltd. Party B: Shanghai Jitu Information Technology Co., Ltd.	December 14, 2015